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                                                                       EXHIBIT 5



                    [Letterhead of Cravath, Swaine & Moore]



                                                              September 17, 1997


                            Essex International Inc.
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                      Public Offering of 3,277 Shares of
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                    Common Stock, Par Value $0.01 Per Share,
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                       Registration Statement on Form S-1
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Ladies and Gentlemen:

     We have acted as counsel for Essex International Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "462(b) Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), for the registration under the Act of the public offering of an additional 3,277 shares of Common Stock, par value $0.01 per share (the "Additional Shares"), of the Company, including the Additional Shares issuable upon exercise of the over allotment options. The Additional Shares are to be sold pursuant to a U.S. Underwriting Agreement (the "U.S. Underwriting Agreement") to be entered into among the Company, Essex Group, Inc. ("Essex"), certain selling stockholders listed therein (the "Selling Stockholders"), and Goldman, Sachs & Co., Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc., as representatives of the several U.S. Underwriters named therein (collectively, the "U.S. Underwriters") and an International Underwriting Agreement (the "International Underwriting Agreement") to be entered into among the Company, Essex, the Selling Stockholders, and Goldman Sachs International, Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers International (Europe), as representatives of the several International Underwriters named therein (the "International Underwriters").

     The 462(b) Registration Statement covering the offer and sale of the Additional Shares is being filed with the Commission in connection with the proposed public
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offering described in the Company's Registration Statement on Form S-1 (File No.
333-33591) filed with the Commission on August 14, 1997, as amended by Amendment No. 1 filed with the Commission on August 28, 1997.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satis-faction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, we are of opinion that the Additional Shares have been duly and validly authorized, and when issued and delivered to and paid for by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement and the International Underwriters pursuant to the International Underwriting Agreement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the 462(b) Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Validity of Common Stock". This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                              Very truly yours,

                              /s/ Cravath, Swaine & Moore



Essex International Inc.
   1601 Wall Street
      Fort Wayne, IN 46802